Exhibit 15.2

LETTER OF CONSENT

We hereby consent to the reference to our report dated October 19, 2007, relating to the investigation and valuation of the intangible assets of 012 Golden lines Ltd., in the annual report on Form 20-F of 012 Smile.Communications Ltd. for the year ended December 31, 2008.

Sincerely yours, BDO Ziv Haft Consulting and Management Ltd. /s/ BDO Ziv Haft Consulting and Management Ltd.

June 23, 2009
Tel-Aviv, Israel